Exhibit 99.1

Tom Werner Joins SunPower’s Board of Directors as Executive Chairman

RICHMOND, Calif., Feb. 20, 2024 -SunPower Corp. (NASDAQ:SPWR) a leading residential solar technology and energy services provider, today announced Tom Werner as Executive Chairman of the Board, effective Feb. 19, 2024.

“As we move forward into our next era, and navigate this critical moment for our industry, we are pleased to welcome Tom Werner back to SunPower,” said Peter Faricy, SunPower’s CEO. “Tom’s unmatched experience in the solar business and his legacy institutional knowledge will be invaluable. We look forward to partnering closely with Tom to shepherd SunPower into the future.”

Werner previously served as SunPower’s CEO and Chairman of the Board for nearly 18 years. After stepping down as CEO, he served in board and investor roles at H2U Technologies, Inc., Mainspring Energy, Flo, Wolfspeed, VIA Sciences, and Kanin. Before joining SunPower, Werner was CEO at Silicon Light Machines, Inc., an optical solutions subsidiary of Cypress Semiconductor Corporation.

“I am pleased to return to SunPower and work hand in hand with the Company and the Board as we change the way our world is powered,” said Werner. “Building on the momentum from the additional capital, we look forward to turning our attention to strengthening SunPower’s core business. Together, we will combine our knowledge and expertise to serve SunPower’s shareholders, partners and customers.”

About SunPower

SunPower (NASDAQ:SPWR) is a leading residential solar, storage and energy services provider in North America. SunPower offers solar + storage solutions that give customers control over electricity consumption and resiliency during power outages while providing cost savings to homeowners. For more information, visit www.sunpower.com.

Media Contact

For further information: Investors, Mike Weinstein, 510-260-8585, Mike.Weinstein@sunpowercorp.com; Media, Sarah Spitz, 512-953-4401, Sarah.Spitz@sunpowercorp.com